SCHEDULE A-2

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
AGUASSANTA INVESTIMENTOS S.A.

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Aguassanta Investimentos S.A. (“AS Investimentos”) are set forth below. If no business address is given, the director’s or officer’s business address is Av. Brigadeiro Faria Lima, 4100 – 16th floor, Sao Paulo, SP 04538-132, Brazil. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AS Investimentos. All of the persons listed below are citizens of Brazil.

Name and Business Address	Present Principal Occupation Including Name and Address of Employer(1)
Directors
Rubens Ometto Silveira Mello	Director and President
Mônica Maria Mellão Silveira Mello	Director
Isabel Mellão Silveira Mello	Director

Name and Business Address	Present Principal Occupation Including Name and Address of Employer(1)
Executive Officers
Rubens Ometto Silveira Mello	Director and President
Burkhard Otto Cordes	Vice President
Celso Renato Geraldin	Vice President

(1)	Same address as director’s or officer’s business address except where indicated.